Exhibit 99(a)(5)

DWS DREMAN VALUE INCOME EDGE FUND, INC.
345 PARK AVENUE
NEW YORK, NEW YORK 10154
(800) 349-4281

To Purchase for Cash up to 6,073,252 of its Issued and Outstanding
Shares at 99% of the Net Asset Value Per Share

To Our Clients:

Pursuant to your request, enclosed for your consideration are the Offer to Purchase dated October 22, 2010 of the DWS Dreman Value Income Edge Fund, Inc. (the “Fund”) and the related Letter of Transmittal pursuant to which the Fund is offering to purchase up to 6,073,252 shares of its issued and outstanding common stock, par value $0.01 per share (the “Shares”), which is equal to approximately 25% of the Fund’s issued and outstanding shares as of October 8, 2010, for cash at a price equal to 99% of their net asset value (“NAV”) determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) on November 22, 2010, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 22, 2010 and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer”). THE OFFER EXPIRES AT 11:59 P.M. EASTERN TIME ON NOVEMBER 19, 2010, UNLESS EXTENDED (THE “EXPIRATION DATE”). If the Offer is extended beyond November 19, 2010, the purchase price for Shares will be 99% of their NAV determined as of the close of the regular trading session of the NYSE on the next business day after the new Expiration Date, as extended.

The Offer is intended to provide liquidity to stockholders and to reduce the Fund’s trading discount. Because it is priced below net asset value, the Offer is intended to be accretive to per-share value for remaining stockholders. The tender offer was authorized by the Fund’s Board of Directors. Deutsche Investment Management Americas Inc., the Fund’s investment adviser (“DIMA”), recommended the tender offer to the Board pursuant to the terms of a Liquidity Program and Standstill Agreement recently entered into by and among DIMA, Western Investment LLC, Benchmark Plus Management, LLC and Mr. Arthur D. Lipson (collectively, “Western”). Under that agreement, Western agreed to withdraw its shareholder proposals and refrain from insurgent activities with respect to the Fund and other closed-end funds advised by DIMA for so long as the agreement remains in effect or through October 31, 2015, if earlier.

The Offer to Purchase and the Letter of Transmittal are being forwarded to you as the beneficial owner of Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account. A tender of such Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

1. Unless extended, the Offer expires at 11:59 p.m. Eastern Time on November 19, 2010. Shares may be withdrawn at any time prior to 11:59 p.m. Eastern Time on the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time on or after December 21, 2010. Any stockholder may withdraw all, but not less than all, of the Shares that the stockholder has tendered.

2. The Offer is subject to certain conditions set forth in the Offer to Purchase. Under certain circumstances, the Fund will not be required to accept for payment, purchase or pay for any Shares tendered, and the Fund may also amend, extend or terminate the Offer.

3. If more than 6,073,252 Shares are duly tendered (and not timely withdrawn), the Fund will purchase Shares from tendering stockholders, in accordance with the terms and subject to the conditions specified in the Offer to Purchase, on a pro rata basis (disregarding fractional shares) in accordance with the number of Shares duly tendered by each stockholder during the period the Offer is open (and not timely withdrawn), unless the Fund determines not to purchase any Shares.

IF YOU WISH TO HAVE US TENDER YOUR SHARES, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM ON THE REVERSE SIDE HEREOF. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 11:59 P.M. EASTERN TIME ON NOVEMBER 19, 2010, UNLESS EXTENDED.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or its acceptance would violate the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Fund by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Very truly yours,

DWS Dreman Value Income Edge Fund, Inc.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter and the enclosed Offer to Purchase, dated October 22, 2010, relating to the offer by DWS Dreman Value Income Edge Fund, Inc. (the “Fund”) to purchase up to 6,073,252 of its issued and outstanding shares of Common Stock, par value $0.01 per share (the “Shares”).

This form will instruct us to tender to the Fund the number of Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase.

AGGREGATE NUMBER OF SHARES TO BE TENDERED

  Shares
Enter number of Shares to be tendered.

SIGN HERE

Signature(s)

Print Name(s)

Address(es)

Area Code and Telephone No.

Taxpayer Identification or Social Security No.

Date

Account No.

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